Exhibit 8.1.2

STORED VALUE CARD

DISTRIBUTION AGREEMENT

THIS AGREEMENT is entered into this 8 day of May, 2006, by and between Morgan Beaumont, Inc. (“MBI”), 6015 31st Street East, Bradenton, Florida 34203, and Third Period LLC D/B/A Cornerstone Bancard, (“Distributor”), 16775 Rainwater Drive, Suite 450, Alpharetta, Georgia 30004.

ARTICLE 1

DISTRIBUTORS

1.1	“Product”: MBI Hologram Stored Value Card

1.2   “Product Unit”: Single card, non-retail packaged stored value, product to which cash can be added at retail locations.

1.3   “SIRE Network Stored Value Card System”: A tool allowing retail locations to sell, activate and perform Patriot Act compliance for issuers of the Product and to load value on the Product.

1.4   “Manufacturer’s Suggested Retail Price” (“MSRP”): The price of the Product Units in United States Dollars, as set forth herein. MBI may change the MSRP of any Product Unit from time to time. Any change to the MSRP of any Product Unit will take effect upon 30 days prior written notice to Distributor.

1.5   “Distributor’s Retail Network”: Retailers of Product Units bound by a distribution agreement with Distributor and selling to the end user of the Product.

ARTICLE 2

GRANT OF DISTRIBUTORSHIP

2.1   MBI hereby grants Distributor and Distributor accepts for a term of one year from the date hereof (“Term”), the non-exclusive right to distribute Products in the United States of America, subject to the terms and conditions of this Agreement.

2.2   Distributor shall use its Reasonable efforts to achieve maximum sales of products and appears to establish an adequate retail network, consistent with good business ethics and in a manner that will reflect favorably on MBI and on the goodwill and reputation of MBI.

2.3   Distributor will maintain sufficient Product inventory to allow fulfillment of any reasonable order from a retailer in Distributor’s Retail Network within 24 hours of receipt of the order.

ARTICLE 3

DISTRIBUTOR REQUIREMENTS

3.1	Use reasonable Efforts to sell stored value products through Distributor’s sales channel.

3.2   Provide retailers with information regarding the SIRE Network Stored Value Card System and with set up, training and implementation of the SIRE Network Stored Value Card System at Distributor’s cost.

3.3   Provide reasonable assistance to MBI in the implementation of the necessary products and services to support the Product.

3.4   Establish specifications for a launch plan for distribution of the Product and inform MBI of the identity of Distributor’s team leader responsible for the launch of the distribution plan and the implementation of the Stored Value Card System throughout Distributor’s Retail Network.

3.5   Distributor acknowledges that implementation of the Stored Value Card System throughout Distributor’s Retail Network will require significant involvement by Distributor’s technical personnel. To implement the Stored Value Card System Distributor shall:

(a)   Define and implement a plan for the trial testing and loading of the Product, including a timeline and anticipated dates of implementation.

(b)   Provide appropriate information to all Distributors sales agents and independent representatives sufficient for the sales agents and independent representatives to market the Product.

ARTICLE 4

MBI REQUIREMENTS

4.1	Deliver Product Units to Distributor as required by Distributor and as provided herein.

4.2   Provide basic telephone support and customer service to end-users of the Product. Distributor may request that MBI provide additional technical support to retailers, with pricing of such additional support to be determined by MBI based upon the specific nature and time intensity of the support requested.

4.3	Provide advertising materials to the Distributor’s Retail Network promoting the Product.

4.4   Provide Distributor necessary software tools to load the SIRE Network Stored Value Card System on compatible hardware owned or leased by the retailer.

4.5   Direct customers of Distributor’s Retail Network to local participating retailers in Distributor’s Retail Network.

4.6   Provide Distributor with up to five days of training for Distributor’s sales staff on set up and implementation of the Stored Value Card System. Training will consist of:

(a)	Providing 5 Product Units to Distributor for training and testing purposes.

(b)   Work with Distributor’s staff during the Product launch and Stored Value Card System implementation to assist Distributor’s staff in gaining an adequate understanding of the Product and the Stored Value Card System.

(c)   Provide training in the areas of transaction, reporting and other operating procedures.

4.7   Upon the completion of training, MBI shall test the Product as purchased through a Distributor’s Retail Network retailer to ensure proper functioning of the Stored Value Card System as implemented in Distributor’s Retail Network.

ARTICLE 5

TERMS AND CONDITIONS:

5.1	The Manufacturer’s Suggested Retail Price (MSRP) of the 1 Card Product Unit is XXX.

5.2   MBI will use its best efforts to fill Product orders as quickly as possible following receipt by MBI of the file containing the necessary consumer information to emboss and ship the Product. MBI reserves the right to submit consumer orders in sufficient quantities to meet the card vendor’s requirements for minimum embossing runs.

5.3   All shipments of Product will by F.O.B., and shall be invoiced upon shipment. Each Invoice shall be due and payable to MBI within XXX days of the date of the invoice.

5.4   Each amount payable to MBI hereunder shall be paid in full, with no deductions or offsets, and remitted in United States Dollars by check, money order or deposit in such account at such financial institution as MBI shall from time to time designate. Delinquent payments shall bear interest at the rate of 1.5% per month of the delinquent amount until paid, or the maximum interest rate permitted by law, whichever is less.

5.5   In the event that any Product is superseded by a new version of the Product, MBI shall give Distributor notice of such new version. Distributor may obtain the new version of said Product on a Product Unit per Product Unit basis by returning unsold Product Units of the superseded Product within thirty (30) days of such notice from MBI. Upon return of unsold units, together with an order for the new version of said superseded Product, MBI shall ship the requested number of Product Units, subject to the provisions of this Article, and provided that Distributor shall bear the costs of shipping and handling, together with any difference between the Price for the superseded Product Unit and the Product Unit Price for the new version of the Product.

5.6   In the event Distributor desires the assistance of MBI’s technical personnel in implementation of the Stored Value Card System or any upgrade thereto, including the development of any software to increase the Stored Value Card System’s compatibility with the existing hardware in Distributor’s Retail Network, such assistance shall be provided pursuant to a separate agreement and at pricing to then be determined by MBI.

ARTICLE 6

COMMISSIONS:

6.1	MBI shall pay the following commissions to Distributor:

(a)	See Exhibit A

6.2   No Commission for any load fee shall be deemed earned until 100% of the cash load and load fee have been paid by the retailer selling the Product load into the retailer’s MBI service account and such funds have been swept into an account owned and controlled by MBI (the “MBI Sweep”). MBI will not activate any load on any Product until such time as the MBI Sweep has occurred.

6.3   Commissions shall be paid within 30 days following the end of the month in which such commissions were earned. MBI shall provide Distributor with a monthly reconciliation of commissions earned and paid, or more frequently, if reasonably requested by Distributor.

6.4   Distributor shall be responsible for any commissions or other payments to retailers in Distributor’s Retail Network and MBI shall have no responsibility for such payments. Distributor shall indemnify and hold harmless MBI against any claim, cause of action, liability or judgment, including attorney’s fees, arising from any retailer in Distributor’s Retail Network for non-payment of any commission or fee due to the retailer from sales or service of the Product.

ARTICLE 7

INTELLECTUAL PROPERTY RIGHTS

7.1   MBI represents to Distributor that it owns or has a license to all of the material contained in the Products and that, to the best of MBI’s knowledge, said Products do not infringe upon any copyright, patent, mark work, trademark or other proprietary right of any third party and that MBI has full authority to enter into this Agreement.

7.2   Distributor shall have no rights to duplicate, translate, decompile, reverse engineer, or adapt Products without MBI’s prior written consent.

7.3   Distributor shall promptly notify MBI of any unauthorized third party duplication, distribution, or use of Products which comes to the attention of Distributor and shall provide MBI with whatever reasonable assistance is necessary to stop such activities.

7.4   Distributor shall not attempt to register any of MBI’s trademarks, company names, or trade names without MBI’s written permission, nor will Distributor attempt to reverse engineer or duplicate the Stored Value Card System.

ARTICLE 8

CONFIDENTIALITY

8.1   Distributor, on behalf of itself and its employees, shall take all reasonable steps to safeguard the Products distributed by it from any unauthorized use, duplication, sublicensing, or distribution.

8.2   Distributor shall further, on behalf of itself and its employees, retain all Confidential Information furnished by MBI in strictest confidence and shall not publish or disclose such Confidential Information at any time during the term of this Agreement or after its termination.

ARTICLE 9

LIMITED WARRANTIES

9.1   MBI does not warrant that the functions contained in Products will meet the requirements of any end user or that Products are error-free. However, MBI does warrant that Products will operate substantially in accordance with the user documentation. MBI shall further make reasonable efforts to correct any significant reproducible error in Products or in the Stored Value Card System for which MBI receives written notice promptly after such error comes to the attention of Distributor, provided such error relates to the proper functioning of Products and has not been caused by negligence on the part of Distributor or any third party, hardware malfunction, or other causes external to the Products in the Stored Value Card System.

9.2   MBI warrants that Products are free from defects in materials and workmanship under normal use for a period of ninety (90) days from the date of delivery by Distributor to the retailer. MBI’s entire liability and Distributor’s sole and exclusive remedy, as well as that of any retailer and end user, shall be replacement without charge of any Product Unit which proves defective within the ninety (90) day period.

9.3   The warranties set forth in paragraphs 9.1 and 9.2 of this Article 9 shall also apply to any new versions of Products which Distributor distributes in accordance with the terms and conditions of this Agreement.

9.4   THE WARRANTIES CONTAINED IN PARAGRAPHS 9.1, 9.2 AND 9.3 OF THIS ARTICLE 9 ARE IN LIEU OF ALL OTHER WARRANTIES OR CONDITIONS, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THOSE OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL MBI BE LIABLE FOR DAMAGES, DIRECT OR INDIRECT, INCLUDING INCIDENTAL OR CONSEQUENTIAL DAMAGES SUFFERED BY DISTRIBUTOR, ANY RETAILER, END USER OR OTHER THIRD PARTY ARISING FROM BREACH OF WARRANTY OR BREACH OF CONTRACT, NEGLIGENCE OR ANY OTHER LEGAL GROUND OF ACTION.

9.5   Distributor shall indemnify and hold MBI harmless from and against any claims, expenses, losses or damages arising out of or in connection with Distributor’s distribution of Products.

ARTICLE 10

COMPLIANCE WITH LAWS

10.1               Distributor and MBI shall assure compliance with all applicable federal and state laws and regulations governing its operations.

ARTICLE 11

RENEWAL OF AGREEMENT AND TERMINATION

11.1               This Agreement shall be automatically renewed for one (1) year periods after the end of each one year term, unless either party gives written notice of non-renewal to the other at least 90 days prior to the end of their current term.

11.2               This Agreement shall be subject to termination at any time upon thirty (60) days written notice by either party hereto for uncured breach of contract.

11.3               This Agreement shall be subject to immediate termination for good cause, at the election of MBI, by written notice to Distributor at any time in the event of any one or more of the following:

(a)   Any illegal, unfair or deceptive business practices or unethical conduct whatsoever by Distributor, whether or not related to Products;

(b)   A receiver, liquidator, trustee or like official is appointed for Distributor or any substantial portion of its property or if Distributor shall have filed or consented to any petition in bankruptcy or other insolvency proceedings or shall have made any assignment for the benefit of creditors;

(c)   The nonpayment, within fifteen (15) days past the due date, of any financial obligation due from Distributor pursuant to Article 5 hereof; or

(d)   Any default by Distributor in the due observance or performance of any term or condition of this Agreement, other than that as specified in subparagraph (b), and such default shall have continued for a period of thirty (30) days after written notice specifying the same shall have been given by MBI to Distributor.

11.4               Termination shall not extinguish any of Distributor’s obligations under this Agreement which by their terms continue after the date of termination, including, but not limited to, the confidentiality obligations under Article 8 above.

11.5               Termination shall not entitle Distributor to any compensation by MBI on any grounds whatsoever, including, but not limited to, lost profits, loss of goodwill, and consequential, direct, indirect, punitive or exemplary damages. Not withstanding the foregoing, Distributor will continue to receive payment for residuals earned for as long as MBI is receiving revenue from accounts developed and subsequently approved and serviced pursuant to this agreement by MBI.

11.6               For a period of six (6) months after termination, Distributor shall have the right to sell off existing stock of Products for which full payment has been made.

ARTICLE 12

MISCELLANEOUS

12.1               Severability. If any provision or portion of this Agreement shall become invalid or unenforceable for any reason, there shall be deemed to be made such minor changes in such provision or portion as are necessary to make it valid or enforceable. The invalidity or unenforceability of any provision or portion hereof shall not affect the validity or enforceability of the other provisions or portions hereof.

12.2               Entire Agreement. This Agreement, together with the attached schedules, contains the entire agreement between the parties with respect to the subject matter contained herein and supersedes any and all prior understandings or agreements between the parties, whether oral or in writing. Any warranty, representation, promise, or condition not incorporated herein shall not be binding upon either party. No modification, renewal, extension, or waiver of this Agreement or any of its provisions shall be binding unless made in writing and signed by the parties hereto.

12.3               Independence of Parties. Nothing in this Agreement shall be construed as creating a partnership or joint venture between the parties or making Distributor an agent or employee of MBI. In all of its operations hereunder, Distributor shall be an independent contractor, shall conduct its business at its own cost and expense, and shall have no authority to make any representation or warranty on behalf of MBI.

12.4               Governing Law. This Agreement has been negotiated and prepared and will be performed in the United States, and the validity, construction and enforcement of, and the remedies under, this Agreement shall be governed in accordance with the laws of the United States and the state of Florida (except any choice of law provisions of United States and Florida law shall not apply if the law of a state or jurisdiction other than Florida would apply thereby), except as to copyright and trademark matters which shall be governed by the laws of the United States and any applicable international conventions.

12.5               Venue. Venue of any action brought to interpret or enforce this agreement shall lie exclusively in the County of Sarasota, Florida, if the action is brought in the courts of the State of Florida; and if brought in the courts of the United States of America, in the Middle District of Florida, Tampa Division.

12.6               Waiver. Failure or delay on the part of MBI or Distributor to exercise any right, power or privilege hereunder shall not operate as a waiver thereof, now shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof.

12.7               Notices. All notices, requests, demands, or other communications which are required or may be given under this Agreement shall be in writing in the English language and shall be deemed to have been duly delivered if sent by first class registered or certified airmail, or by telex, facsimile or other electronic transmission (confirmed by first class registered or certified mail) and properly addressed to the appropriate party at the address set forth above, until changed by notice in writing by either party hereto to the other party. If sent by airmail, notice shall be effective fourteen (14) days from the date of deposit with the post office. If sent by electronic transmission, notice shall be effective one day after transmission.

12.8               Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party, nor is this Agreement intended to confer upon any other person except the parties hereto any rights or remedies hereunder.

12.9               Attorney’s Fees. In any arbitration or litigation brought under this Agreement or relating to any alleged breach of this Agreement, the prevailing party shall be entitled to recover, in addition to all damages suffered, its reasonable attorney’s fees and costs.

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                IN WITNESS WHEREOF, MBI and Distributor each has caused this Agreement to be executed on its behalf by its duly authorized officer.

MBI, Inc.
By:	/s/ Erik Jensen
As Its:	President
Date:	May 8, 2006
DISTRIBUTOR
By:	/s/ Nicholas Logan
As Its:	President
Date	May 8, 2006

JLM-587513.2

Exhibit A

Distributor and MBI shall equally share the profit from the listed fees charged to the consumer. The expense of any fee charged to the consumer that is less than the fee charged by Morgan Beaumont shall be born equally by Distributor and MBI. These fees commissions apply to the Morgan Beaumont “Servi Banco” and “Main Street” branded products.

Transaction Type	Consumer fee	Fee Cost
Card Activation	XXX	XXX
Monthly Fee	XXX	XXX
ATM Withdrawal Fee	XXX	XXX
ATM International Fee	XXX	XXX
ATM Inquiry or Decline	XXX	XXX
POS Fee - Signature	XXX	XXX
POS Fee - PIN	XXX	XXX
POS Decline	XXX	XXX
POS International Fee	XXX	XXX
POS International Decline	XXX	XXX
CSR Per call	XXX	XXX
Card Rush	XXX	XXX
Lost/Stolen	XXX	XXX
Card Liquidation	XXX	XXX
Transfer to Bank Acct	XXX	XXX
Bank Teller Cash W/D	XXX	XXX
Change PIN	XXX	XXX
Secondary Card	XXX	XXX
Card Replacement	XXX	XXX
Close Card Account	XXX	XXX
Paper Statement	XXX	XXX
Inactivity Fee	XXX	XXX
Reactivation Fee	XXX	XXX
IVR, per logged call	XXX	XXX
Retail Load Fee	XXX	XXX

MBI shall provide Card Products to Distributor at no charge, but equally distribute the proceeds of the XXX sale of the card to the channel partner.